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Exhibit (a)(1)(c)

FAMILY DOLLAR STORES, INC.
OFFER TO AMEND CERTAIN OPTIONS

ELECTION FORM

        Before signing this election form, please make sure you have received, read and understand the documents made available to you in connection with this offer, including: (1) the Offer to Amend Certain Options (the "Offer to Amend"); (2) the e-mail from Del Bristol, dated November 16, 2007; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended from time to time.

        The offer provides eligible employees who hold eligible options the opportunity to amend such options and receive cash payments, as described in Section 2 of the Offer to Amend. This offer expires at 11:59 p.m., North Carolina Time, on December 18, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

        If you participate in this offer, you must accept the offer with respect to all of the shares subject to an eligible option granted to you by the Company. Vesting of any amended options on any date is subject to your continued employment with the Company through each relevant vesting date.

        BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

        If you would like to participate in this offer, please indicate your election by checking the appropriate box below and completing and signing this election form. Please be sure to follow the attached instructions.

        You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 11:59 p.m., North Carolina Time, December 18, 2007, unless extended.

        Please check the appropriate box:

  ☐
  Yes, I wish to participate in the offer as to ALL of my eligible options listed on the Addendum issued to me and as set forth below. I understand that this form will also serve as my amended option agreement once it has been countersigned by the Company. YOU MUST SIGN BELOW.

Original Grant Date	Deemed Measurement Date	Options Outstanding	Option Price (Original)	Revised Option Price	Cash Compensation

(Complete all blanks above with the information in the Addendum in the email sent to you on November 16, 2007.)

  OR

  ☐
  Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Number	Deemed Grant Date

I understand that this form will also serve as my amended option agreement once it has been countersigned by the Company. YOU MUST SIGN BELOW.

  OR

  ☐
  No, I DO NOT wish to participate in the offer as to any of my eligible options. I understand that no further action will be taken with respect to my current options. YOU MUST SIGN BELOW.

        If you elect yes, all of your applicable options will be irrevocably amended on the expiration date, which is expected to be December 18, 2007, and your signature below constitutes your agreement to such amended terms.

Employee Signature
Employee Name (Please print)	Corporate E-mail Address	Date and Time

        RETURN TO LAUREN MERRITT NO LATER THAN 11:59 P.M., NORTH CAROLINA TIME, ON DECEMBER 18, 2007 BY FAX TO (704) 814-4133, BY E-MAIL TO LMERRITT@FAMILYDOLLAR.COM, OR BY HAND DELIVERY.

NOTICE OF ACCEPTANCE OF
OPTIONS FOR AMENDMENT, AMENDED OPTION AGREMENT AND
PROMISE TO MAKE CASH PAYMENTS

        Family Dollar Stores, Inc. hereby accepts all of the eligible options properly tendered for amendment with respect to which eligible employees have elected to participate in the offer as set forth in the front page of this Offer to Amend.

        In exchange for your agreement to amend your outstanding stock options to purchase shares of Family Dollar Stores, Inc. ("Family Dollar") common stock as indicated by your election form, Family Dollar hereby promises to pay you a cash payment equal to the revised option price minus the original option price, multiplied by the number of options with respect to which you have elected to participate in the offer and which we have accepted, in each case as set forth in the attached addendum. Any such payment will be paid, less applicable tax withholding, on the first payroll date following January 1, 2008. The payments due to you are shown on the attached schedule.

        This Promise to Make Cash Payment is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend Certain Options; (2) the e-mail from Del Bristol dated November 16, 2007; (3) the election form; and (4) the withdrawal form (collectively, the "Offer Documents"), all of which are incorporated herein by reference. This Promise to Make Cash Payment and the Offer Documents reflect the entire agreement between you and Family Dollar with respect to this transaction. This Promise to Make Cash Payment may be amended only by means of a writing signed by you and an authorized officer of Family Dollar. This Promise to Make Cash Payment may not be transferred or assigned by you without the express written consent of Family Dollar. This Promise to Make Cash Payment is governed by, and shall be construed in accordance with, the laws of the State of North Carolina.

FAMILY DOLLAR STORES, INC.
By:
Date:
Title:

FAMILY DOLLAR STORES, INC.
OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Election Form.

        A properly completed and signed original of this election form (or a facsimile of it) must be received by Lauren Merritt either via hand delivery at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, attention: Lauren Merritt, or via e-mail to lmerritt@familydollar.com, or via facsimile (fax number: (704) 814-4133), on or before 11:59 p.m., North Carolina Time, on December 18, 2007 (referred to as the expiration date).

        The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Lauren Merritt. You may hand deliver your election form to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, or send it via e-mail to lmerritt@familydollar.com, or you may fax it to Lauren Merritt at (704) 814-4133. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail as soon as possible. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by December 18, 2007. Only responses that are complete, signed and actually received by Lauren Merritt by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

        Our receipt of your election form is not by itself an acceptance of your options for amendment. For purposes of the offer, we will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of when we give written or electronic notice to option holders generally of our acceptance of such options, which notice may be made by press release, e-mail or other method of communication.

        We will not accept any alternative, conditional or contingent elections. Although we intend to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been amended or that you will be entitled to any cash payment. Your options that are accepted will be amended on the same day as the expiration date, which is scheduled to be December 18, 2007, unless we extend the offer.

2.     Withdrawal.

        If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of the options at any time before the expiration date, which is scheduled to be 11:59 p.m., North Carolina Time, on December 18, 2007, unless we extend the offer. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

        In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 6:00 p.m., North Carolina Time, on January 17, 2008, you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must, in accordance with the instructions of the withdrawal form, deliver to Lauren Merritt either via facsimile at (704) 814-4133, or via e-mail to lmerritt@familydollar.com, or by hand to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Lauren Merritt must receive the properly completed and signed withdrawal form before the expiration date.

3.     Elections.

        If you intend to accept the offer with respect to an eligible option, you must accept the offer with respect to all of the shares subject to such option. You may not pick and choose among the shares subject to an eligible option with respect to which you choose to accept this offer. If you have previously exercised a portion of an eligible option, your election will apply to the portion of such option that remains outstanding and unexercised as of the expiration date.

4.     Signatures on this Election Form.

        If you intend to accept the offer with respect to any of your eligible options, you must sign the election form in two locations as indicated on the election form. The election form will serve as your amended option agreement once the Company has countersigned the form.

        If this election form is signed by the holder of the options, the signature must correspond with the signature in the option agreement or agreements to which the options are subject. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election form.

5.     Other Information on This Election Form.

        In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

6.     Requests For Assistance or Additional Copies.

        You should direct questions about the tax consequences affecting your options to lmerritt@familydollar.com.

        You should direct any requests for additional copies of this Offer to Amend to Lauren Merritt at:

    Family Dollar Stores, Inc.
    10401 Monroe Road
    Matthews, North Carolina 28105
    Phone: (704) 847-6961 Ext. 2145

        Copies will be furnished promptly at the Company's expense.

7.     Irregularities.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

        Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Lauren Merritt, on or before 11:59 p.m., North Carolina Time, on December 18, 2007, unless the offer is extended.

8.     Additional Documents to Read.

        We urge you to read the Offer to Amend, all documents referenced or incorporated therein, and the e-mail from Del Bristol, dated November 16, 2007, before deciding to participate in the offer.

9.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your own financial planner regarding Section 409A or your other personal advisors before deciding whether or not to participate in this offer.

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  Exhibit (a)(1)(c)
FAMILY DOLLAR STORES, INC. OFFER TO AMEND CERTAIN OPTIONS ELECTION FORM
NOTICE OF ACCEPTANCE OF OPTIONS FOR AMENDMENT, AMENDED OPTION AGREMENT AND PROMISE TO MAKE CASH PAYMENTS
FAMILY DOLLAR STORES, INC. OFFER TO AMEND CERTAIN OPTIONS INSTRUCTIONS TO THE ELECTION FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER